UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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APOLLO RESIDENTIAL MORTGAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2013

To the Stockholders of Apollo Residential Mortgage, Inc.:

The 2013 annual meeting of stockholders (the “Annual Meeting”) of Apollo Residential Mortgage, Inc. a Maryland corporation (“AMTG” or the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on May 7, 2013, at 12:00 p.m. Eastern Daylight Time, to consider and vote on the following matters:

(1)	The election of seven directors to serve on AMTG’s board of directors until AMTG’s 2014 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Deloitte & Touche LLP as AMTG’s independent registered public accounting firm for the 2013 fiscal year;

(3)	The resolution to approve, on an advisory basis, the compensation of AMTG’s named executive officers, as more fully described in the accompanying proxy statement; and

(4)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 15, 2013 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to AMTG. By submitting your proxy voting instructions promptly, you can help AMTG avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you hold shares of our common stock, par value $0.01 per share (“Common Stock”), in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement to serve on our board of directors until our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualify, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year and FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers.

By Order of the Board,

Stuart A. Rothstein

Chief Financial Officer, Treasurer and Secretary

New York, New York

March 25, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 7, 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are available at: http://www.viewproxy.com/apolloresidentialmortgage/2013/.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2013

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG,” the “Company,” “we,” “our” or “us”), for use at AMTG’s 2013 annual meeting of stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on May 7, 2013, at 12:00 p.m., Eastern Daylight Time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors to serve on our board of directors until our 2014 annual meeting of stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year and FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about March 25, 2013.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2012, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, and their report thereon, dated March 6, 2013.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on March 15, 2013 (the “Record Date”) with respect to (i) the election of seven directors to serve on our board of directors until our 2014 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year, (iii) the resolution to approve, on an advisory basis, the compensation of our named executive officers and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e. a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the election of directors or on the resolution to approve, on an advisory basis, the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal and (iii) for the resolution to approve, on an advisory basis, the compensation of our named executive officers, a majority of all the votes cast on the proposal. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of the Record Date, we had issued and outstanding 31,007,535 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of seven directors, Frederick N. Khedouri, Marc E. Becker, Mark C. Biderman, Thomas D. Christopoul, Frederick J. Kleisner, Justin Stevens and Hope S. Taitz. In accordance with our charter (“Charter”) and Amended and Restated Bylaws (“Bylaws”), each director will hold office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), Frederick N. Khedouri, Marc E. Becker, Mark C. Biderman, Thomas D. Christopoul, Frederick J. Kleisner, Justin Stevens and Hope S. Taitz have been nominated by our board of directors to stand for re-election as directors by the stockholders at the Annual Meeting to serve until our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualify. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the re-election of Messrs. Khedouri, Becker, Biderman, Christopoul, Kleisner, and Stevens and Ms. Taitz as directors, unless otherwise instructed. If the candidacy of Messrs. Khedouri, Becker, Biderman, Christopoul, Kleisner, and Stevens and Ms. Taitz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if re-elected, any of Messrs. Khedouri, Becker, Biderman, Christopoul, Kleisner, and Stevens and Ms. Taitz will be unable or unwilling to serve as a director.

Information Regarding the Nominees for Re-Election as Directors

The following information is furnished as of March 25, 2013 regarding the nominees for re-election as directors.

Frederick N. Khedouri, 62, has been the Chairperson of our board of directors since our initial public offering (our “IPO”) in July 2011. Mr. Khedouri has also been a Vice President of ARM Manager, LLC (our “Manager”) and a member of our Manager’s Investment Committee since July 2011. He is a Partner of Apollo Management International LLP and serves as a member of the Investment Committee and as Chief Investment Officer of Apollo European Principal Finance Fund L.P., a €1.3 billion fund that began operations in 2007 and focuses primarily on financial assets in Western Europe. Prior to joining Apollo Global Management, LLC (NYSE: APO) (together with its subsidiaries, “Apollo”) in 2008, Mr. Khedouri spent 22 years in the investment banking and mortgage-backed securities division of Bear Stearns & Co. Inc. Mr. Khedouri became a Senior Managing Director at Bear Stearns in 1991. In the course of his career there, he oversaw the firm’s activities relating to the U.S. savings and loan crisis from 1989 to 1993, leading over $35 billion of residential and commercial mortgage securities offerings for the Resolution Trust Corporation, the government agency responsible for liquidating the assets of failed institutions. He subsequently served as global head of the financial institutions investment banking group. In 2006, he transferred to London to manage the firm’s U.K. and European mortgage and asset-backed securities principal investing, mortgage origination, and advisory and underwriting businesses. Prior to joining Bear Stearns & Co. Inc. in 1987, he served in senior policy posts in the White House under President Reagan. From 1981 to 1985, he was deputy for policy and Associate Director for Natural Resources, Energy and Science in the White House Office of Management and Budget. From 1985 to 1987, he was Assistant to the Vice President for policy and Deputy Chief of Staff to Vice President George Bush. Mr. Khedouri graduated from the University of Chicago with an AB in European History. He graduated from the University of Texas School of Law and joined the State Bar of Texas in 1976. Mr. Khedouri was selected to serve as a director on our board of directors because of his depth of knowledge about the real estate industry and his extensive managerial and executive experience.

Marc E. Becker, 40, has been one of our directors since our IPO in July 2011. Mr. Becker has also been a Vice President of our Manager and a member of our Manager’s Investment Committee since July 2011. Mr. Becker is a Partner of Apollo Management, L.P. and joined Apollo in 1996. Mr. Becker currently serves as a director of Affinion Group Inc., a financial and business services firm, Realogy Corporation, a leading residential real estate and relocation services provider, Evertec Corporation, a leading payment processor headquartered in Puerto Rico, Source HOV LLC, a business process outsourcing company, and Vantium Capital Markets, L.P., an entity that invests in residential mortgages and other related assets. He also served as a director of Countrywide plc from 2007 to 2009, a leading provider of real estate agency and ancillary services in the United Kingdom, Metals USA Holdings Corp. (NYSE: MUSA), a distribution and transportation firm, from 2005 to 2007, UAP Holding Corp., an agricultural products distributor, from 2003 to 2006, WMC Finance Co., a nationwide mortgage company that originated and sold residential mortgage loans in the alternative mortgage market, from 2001 to 2004, National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from 1999 to 2007, Pacer International Inc. (NASDAQ: PACR), a provider of intermodal and logistics services, from 1999 to 2006 and Quality Distribution, Inc. (NASDAQ: QLTY), a provider of bulk transportation services, from 1998-2011. Mr. Becker also serves as a director of Mt. Sinai Children’s Center. Mr. Becker graduated from Wharton School of Business at the University of Pennsylvania with a BS in Economics. Mr. Becker was selected to serve as a director on our board of directors because of his extensive experience in a variety of director and senior leadership roles.

Mark C. Biderman, 67, has been one of our directors since our IPO in July 2011. Since November 2010, Mr. Biderman has been a member of the Board of Directors of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI). Since August 2010, Mr. Biderman has been a member of the Board of Directors of the Full Circle Capital Corporation (NASDAQ: FULL), an externally managed business development company. Since February 2011, Mr. Biderman has been a member of the Board of Directors of Atlas Energy G.P. LLC (NYSE: ATLS), General Partner of Atlas Energy, L.P., a midstream energy service provider. Mr. Biderman served as a member of the Board of Directors of Atlas Energy, Inc., an independent natural gas producer with an interest in an energy services provider, from July 2009 through February 2011. Since January 2009, Mr. Biderman has been a consultant focused on the financial services sector. Mr. Biderman served as Vice Chairman of National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets, or CIBC, an investment banking firm, and its predecessor, Oppenheimer & Co. Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the Due Diligence Committee at CIBC and served on the Commitment and Credit Committees. He serves on the Board of Governors and as Treasurer of Hebrew Union College-Jewish Institute of Religion, on the Board of Trustees of Congregation Rodeph Sholom, on the Board of Directors and as Treasurer of Center for Jewish Life Princeton University—Hillel, and on the Board of Governors and as Treasurer of the Noyac Golf Club. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman received a BSE degree in Chemical Engineering, with high honors, from Princeton University and an MBA from the Harvard Graduate School of Business Administration. Mr. Biderman qualifies as an “audit committee financial expert” under the guidelines of the Securities and Exchange Commission (the “SEC”). Mr. Biderman was selected to serve as a director on our board of directors because of his business acumen and valuable operational experience.

Thomas D. Christopoul, 48, has been one of our directors since our IPO in July 2011. Mr. Christopoul is currently Executive Chairman of GPS Industries, LLC, a developer, manufacturer and distributor of cartmounted GPS technology for the global golf industry. Mr. Christopoul is also Executive Chairman of Rita’s Water Ice, LLC, a company that operates and franchises an Italian ice concept in the United States. Mr. Christopoul also serves as Advisor to Falconhead Capital, LLC, a private equity firm, and President of Somerset Shore Associates Inc., a private investment company. From June 2007 through August 2009, he served as President and Chief Executive Officer of Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm, where he also served as an independent member of the Board of Directors from January 2006 through June 2007. Prior to October 2005, Mr. Christopoul served as Chairman and Chief Executive Officer of the Marketing Services Division of Cendant Corporation (NYSE: CD), or Cendant. During his more than 10 years with Cendant, he led worldwide human resources and information technology, marketing and a broad array of corporate staff functions on a global basis through his service in a number of senior executive positions, including Chairman and Chief Executive Officer of the Financial Services Division of Cendant, where he managed Jackson-Hewitt Tax Services, Senior Executive Vice President and Chief Administrative Officer, Executive Vice President of Corporate Services, Senior Vice President of Human Resources and Vice President of Human Resources for HFS Inc. (Hospitality Franchise Systems, Cendant’s predecessor). Prior to HFS Inc. and Cendant, he was the Director of Labor Relations for the Nabisco Biscuit Company and also worked for several years at the Pepsi-Cola Company. He is a member of the boards of directors of several privately held companies. He is also Non-Executive Chairman of Hudson Crossing, LLC, a travel industry consulting and advisory partnership, and was previously Vice Chairman of the Board of Pinnacle Care International, a health advisory firm. Mr. Christopoul graduated from Rutgers University with a BA and from Purdue University with an MS degree. Mr. Christopoul qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Christopoul was selected to serve as a director on our board of directors because of his extensive managerial and executive experience.

Frederick J. Kleisner, 68, has been one of our directors since our IPO in July 2011. Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company, from October 2007 to March 2011. From December 2007 until March 2011, Mr. Kleisner also served as Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ: MHGC), or Morgans, a hospitality company, and as President and Chief Executive Officer (including interim President and Chief Executive Officer) of Morgans from September 2007 until December 2009. Mr. Kleisner also served as a director of Morgans from February 2006 until March 2011. From January 2006 to September 2007, Mr. Kleisner was the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm. From August 1999 to December 31, 2005, Mr. Kleisner served as President, Chief Operating Officer and, most recently, Chief Executive Officer of Wyndham International, Inc., or Wyndham International, a global hotel company. Mr. Kleisner also has served as Chairman of Wyndham International’s Board from October 2000 to August 2005. From January 1998 to August 1999, he served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group. He has held senior positions with Westin Hotels and Resorts Worldwide, where he served as President and Chief Operating Officer from 1995 to 1998, Interstate Hotels Company, where he served as Executive Vice President and Group President of Operations from 1990 to 1995, The Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division-East from 1985 to 1990, and Hilton Hotels, Corp. where for 16 years he served as General Manager of several landmark hotels. Mr. Kleisner has served as a director of Innkeepers USA Trust, a subsidiary of Apollo Investment Corporation (NASDAQ: AINV), since November 2007 and as a director of Kindred Healthcare, Inc. (NYSE: KND), a healthcare services company, since April 2009. Mr. Kleisner graduated from Michigan State University with a BA in Hotel Management, completed advanced studies at the University of Virginia, Darden School of Business and attended The Catholic University of America. Mr. Kleisner qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Kleisner was selected to serve as a director on our board of directors because of his strong operating, management and real estate investment experience.

Justin Stevens, 32, has been one of our directors since our IPO in July 2011. Mr. Stevens has also been a Vice President of our Manager and a member of our Manager’s Investment Committee since July 2011. Mr. Stevens is a Partner—Private Equity of Apollo Global Management, LLC (NYSE: APO). Mr. Stevens joined Apollo in 2003. Prior to that time, Mr. Stevens was a member of the Leverage Finance Group at Deutsche Bank AG (NYSE: DB). Mr. Stevens serves on the boards of Veritable Maritime Holdings LLC, a company based in the Marshall Islands that owns a fleet of marine vessels, Vantium Capital, Inc., an economic remediation and capital recovery firm, and Taminco, a producer of alkylamines and alkylamine derivatives. He also served as a director of Countrywide Ltd., a leading provider of real estate agency and ancillary services in the United Kingdom, from 2009 to March 2013 and Momentive Performance Materials Holdings Inc., a global chemicals manufacturer, from 2008 to 2010. Mr. Stevens graduated from Cornell University with a BS in Applied Economics & Management. Mr. Stevens was selected to serve as a director on our board of directors because of his acute business judgment and extensive business and management expertise.

Hope S. Taitz, 48, has been one of our directors since our IPO in July 2011. Ms. Taitz currently acts as a consultant in the retail/consumer industries and serves as a director of Athene Holding Ltd., Athene Annuity & Life Assurance Company, Athene Life Re Ltd. and Presidential Life Insurance Company. From 1995 to 2004, Ms. Taitz was Managing Partner of Catalyst Partners, L.P., a money management firm focused on special situations in both debt and equity in sectors including retail, consumer and specialty finance. From 1990 to 1992, Ms. Taitz was a Vice President at The Argosy Group (now part of the Canadian Imperial Bank of Commerce (NYSE: CM)) specializing in financial restructuring before becoming a Managing Director at Crystal Asset Management, from 1992 to 1995. From 1986 to 1990, Ms. Taitz was at Drexel Burnham Lambert, first as a mergers and acquisitions analyst and then as an associate in the leveraged buyout group. Ms. Taitz is a founding executive member of Youth Renewal Fund, Pencils of Promise and Girls Who Code. Ms. Taitz graduated with honors from the University of Pennsylvania with a BA in Economics. Ms. Taitz was selected to serve as a director on our board of directors because of her extensive background in finance and management.

Our board of directors recommends a vote FOR the re-election of Messrs. Khedouri, Becker, Biderman, Christopoul, Kleisner, and Stevens and Ms. Taitz as directors.

A plurality of all of the votes cast on the proposal at the Annual Meeting at which a quorum is present is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR Messrs. Khedouri, Becker, Biderman, Christopoul, Kleisner, and Stevens and Ms. Taitz, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

In accordance with our Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

There is no familial relationship among any of the members of our board of directors or executive officers. See “Corporate Governance—Director Independence.”

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Deloitte & Touche LLP has audited our financial statements for the period from July 27, 2011 (commencement of operations) to December 31, 2012 and has also provided certain tax services. Our board of directors is requesting that our stockholders ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Deloitte & Touche LLP for the period from July 27, 2011 (commencement of operations) through December 31, 2012.

	For the Period from July 27, 2011 (commencement of operations) to December 31, 2011	For the Period from January 1, 2012 to December 31, 2012
Audit Fees(1)	$460,000	$864,980
Audit-Related Fees(2)	—	—
Tax Fees(3)	72,300	179,509
All Other Fees(4)	133,900	—

Total	$666,200	$1,044,489

(1)	2011 and 2012 Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	There were no Audit-Related Fees incurred in 2011 or 2012.
(3)	2011 and 2012 Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)	2011 All Other Fees include Deloitte & Touche LLP’s initial audit and consents and other services related to SEC and other regulatory filings.

The Audit Committee’s charter provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by the Company’s external auditors and evaluate the effect thereof on the independence of the external auditors. All audit and tax services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2013 fiscal year.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

3. ADVISORY APPROVAL OF THE COMPENSATION OF AMTG’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

We do not have any employees. We are managed by ARM Manager, LLC, our Manager, pursuant to the management agreement between us and our Manager dated as of July 21, 2011 (the “Management Agreement”). Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager with respect to their cash compensation. Our named executive officers, as described in this Proxy Statement, are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. Under the terms of the Management Agreement, we reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to Mr. Rothstein for serving as our Chief Financial Officer based on the percentage of his time spent managing our affairs in that role. However, we do not determine the compensation payable to Mr. Rothstein by our Manager.

Our Manager and its personnel who support our Manager in providing services to us under our Management Agreement are eligible to receive equity award compensation under the Apollo Residential Mortgage, Inc. 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”). Our named executive officers are eligible to receive such grants. Please refer to “Executive Compensation—Compensation Discussion and Analysis” for a description of grants made under the 2011 Equity Incentive Plan during the 2012 fiscal year.

Accordingly, the following advisory and non-binding resolution will be presented to our stockholders at the 2013 Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation payable to our named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2013 Annual Meeting of stockholders, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2013 Annual Meeting of stockholders.

Although this resolution is advisory and non-binding, our board of directors and the Compensation Committee of our board of directors (the “Compensation Committee”) value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement.

A majority of all of the votes cast on this proposal at the Annual Meeting at which a quorum is present is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2012, our board of directors held nine meetings. All of our directors attended at least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during 2012. All of the directors then serving on our board of directors attended our 2012 annual meeting of stockholders. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Mark C. Biderman (Chairperson), Thomas D. Christopoul and Frederick J. Kleisner are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Mr. Biderman, Mr. Christopoul and Mr. Kleisner each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. Mr. Biderman currently serves on the audit committee of four public companies (including us). In accordance with our Audit Committee charter, these obligations have been disclosed to our board of directors. Our board of directors has determined that serving on the audit committee of three other public companies does not impair Mr. Biderman’s ability to effectively serve on our audit committee.

The Audit Committee, which met six times during 2012, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.apolloresidentialmortgage.com.

Compensation Committee. Thomas D. Christopoul (Chairperson), Frederick J. Kleisner and Hope S. Taitz are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by the NYSE listing standards, the

Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met five times during 2012, is responsible for evaluating the performance of our Manager, reviewing the compensation and fees payable to our Manager under our Management Agreement, preparing compensation committee reports and administering the issuance of any shares of Common Stock or other equity awards issued to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, do not receive cash compensation from us for serving as our officers. To the extent that the Company is responsible for paying the compensation or any other employee benefits of the Chief Executive Officer, the Compensation Committee will review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation. Under our Management Agreement, we are responsible for reimbursing our Manager for our allocable share of the compensation and employee benefits paid to our Chief Financial Officer by our Manager based on the percentage of his time spent on our affairs and other corporate finance, tax, accounting, internal audit, legal, risk management, operations and compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs. The Compensation Committee is responsible for reviewing the information provided by our Manager to support the determination of our share of such costs. The Compensation Committee consults with our Manager when recommending to the board of directors the level of awards under the 2011 Equity Incentive Plan (as described below) to be payable to the personnel of our Manager and its affiliates. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.apolloresidentialmortgage.com.

Nominating and Corporate Governance Committee. Hope S. Taitz (Chairperson) and Mark C. Biderman are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by the NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met five times during 2012, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.apolloresidentialmortgage.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the 2012 fiscal year:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held six meetings in 2012. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Deloitte & Touche LLP, our independent registered public accounting firm. At these meetings, among other things, the Audit Committee reviewed the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, as well as our earnings releases. In addition, the Audit Committee and management discussed with Deloitte & Touche LLP, an independent registered public accounting firm, the overall scope and plans for its audit.

At a meeting held subsequent to December 31, 2012, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements for the period ended December 31, 2012, and the related report prepared by Deloitte & Touche LLP. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with Deloitte & Touche LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included a discussion of Deloitte & Touche LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP their independence from us. Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by Deloitte & Touche LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2012 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and is presenting this selection to our stockholders for ratification.

Mark C. Biderman, Chairperson

Thomas D. Christopoul

Frederick J. Kleisner

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

In 2012, we paid a $75,000 annual base director’s fee to each of our independent directors, 50% of which was paid in cash and 50% of which was paid in restricted shares of Common Stock. In addition, in 2012, each independent director who served on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an annual cash retainer of $10,000, $2,000 and $2,000, respectively, and the Chairpersons of each committee received an annual cash retainer of $20,000, $5,000 and $5,000, respectively. Each independent director also received a fee of $1,500 for attending each full meeting of the board of directors. For 2013, we increased the annual base director’s fee that we pay to each of our independent directors to $87,500, $50,000 of which will be paid in cash and $37,500 of which will be paid in restricted shares of Common Stock. In 2013, we will continue to pay the same annual cash retainers that we paid in 2012 to our independent directors who serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, including the annual cash retainers paid to Chairpersons of each committee. However, because we increased the annual base director’s fee, we will no longer pay the independent directors a per-meeting fee of $1,500. We reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. The restricted shares of Common Stock that our independent directors receive as part of their annual base fee vest in equal installments on the first business day of each fiscal quarter over a three year period. Upon the declaration of a dividend payable to holders of shares of our Common Stock, our directors will receive dividend payments from the restricted shares of Common Stock they hold to the same extent, and in the same per share amounts, as other holders of our Common Stock.

Our independent directors are also eligible to receive grants of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights and other equity-based awards under our 2011 Equity Incentive Plan. In November 2012, each of our independent directors received 5,000 restricted shares of Common Stock, which vest annually in three equal installments.

We pay directors’ fees only to those directors who are independent under the NYSE listing standards.

The following table summarizes the annual compensation received by our independent directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Thomas D. Christopoul	$63,000	$142,568	$205,568
Frederick J. Kleisner	61,500	142,568	204,068
Mark C. Biderman	71,500	142,568	214,068
Hope S. Taitz	56,500	142,568	199,068

(1)	Amounts in this column represent annual board fees and annual chair fees paid to independent directors in 2012.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted shares of Common Stock computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

CORPORATE GOVERNANCE

Role of the Board and Risk Oversight

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Manager and our executive officers.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our Manager concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Our Manager regularly reports to our board of directors on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable real estate investment trust (“REIT”) and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

We maintain separate roles for our Chief Executive Officer and Chairperson of our board of directors.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of our Manager. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this Proxy Statement under “Corporate Governance.” The independent directors intend to meet separately from the personnel of our Manager on at least a quarterly basis and are very active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Manager and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board of directors committee have complete and open access to our Manager and its officers, employees and other personnel who support our Manager in providing services to us under our Management Agreement.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our Manager. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.apolloresidentialmortgage.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.apolloresidentialmortgage.com. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, our board of directors has also adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.apolloresidentialmortgage.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that four of our seven current directors—Mark C. Biderman, Thomas D. Christopoul, Frederick J. Kleisner and Hope S. Taitz—qualify as independent directors under the NYSE listing standards and the Independence Standards.

Review and Approval of Transactions with Related Persons

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning greater than 5% of our outstanding capital stock, or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or any such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction, (ii) the available alternatives, (iii) whether the transaction is on terms comparable to those available to or from third parties, (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•

Management or the affected director or executive officer will bring the matter to the attention of the Chairperson of the Audit Committee or, if the Chairperson of the Audit Committee is the affected director, to the attention of the Chairperson of the Nominating and Corporate Governance Committee.

•

The appropriate Chairperson shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors (the “Appointed Committee”).

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•

No director shall participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to our board of directors or the Appointed Committee.

•

If a related party transaction will be ongoing, our board of directors or the Appointed Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party.

•	All related party transactions shall be disclosed in our applicable filings with the SEC as required under applicable securities law rules and regulations.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which assessment may be supplemented by additional inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairperson of our board of directors and our Chief Executive Officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m. Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the meeting or public disclosure of the date thereof was given or made. Accordingly, to submit a director candidate for consideration for nomination at our 2014 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by November 25, 2013, but in no event earlier than October 26, 2013. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws does not affect the right of stockholders to request the inclusion of proposals in the Company’s proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Hedging and Speculative Trading

Our board of directors has adopted, as part of our insider trading policy, prohibitions against our executives, directors and all employees, partners, directors and officers of Apollo Global Management, LLC and its subsidiaries engaging in transactions of a speculative nature involving our securities at any time, including, but not limited to, the purchase or sale of put options. In addition, such persons are prohibited from short-selling our securities or engaging in transactions involving other derivatives based on our securities, including options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our Common Stock (other than securities granted under our 2011 Equity Incentive Plan).

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our annual meeting of stockholders and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board of Directors

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with our directors, a committee of our board of directors, our independent directors as a group or our board of directors generally. Any such communications may be sent to our board of directors by U.S. mail or overnight delivery and should be directed to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors intend to meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by one of the independent directors serving on our board of directors selected on an ad-hoc basis.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Michael A. Commaroto. Our Chief Financial Officer, Treasurer and Secretary is Stuart A. Rothstein. The following sets forth the biographical information for Messrs. Commaroto and Rothstein as of March 21, 2013.

Michael A. Commaroto, 56, is our Chief Executive Officer and President. Mr. Commaroto is also the Chief Executive Officer of our Manager and the head of our Manager’s Investment Committee. Mr. Commaroto is also the Chief Executive Officer-Capital Markets of Vantium Management, L.P., an Apollo-sponsored investment manager with a focus on investing in a static pool of residential mortgage loans in both whole loan and securitized forms. Prior to joining Vantium Management, L.P. in 2008, Mr. Commaroto was at Deutsche Bank AG (NYSE: DB), or Deutsche Bank, as the U.S. Head of Whole Loan Trading. Mr. Commaroto joined Deutsche Bank in 2000 and under his leadership through 2007, the trading desk was responsible for the issuance of over $50 billion of asset-backed and mortgage-backed securities collateralized by mortgage loans that it had purchased. Prior to joining Deutsche Bank, Mr. Commaroto spent over 16 years at Credit Suisse First Boston and its predecessor companies, where, among other responsibilities, he managed the whole loan trading and finance business for the Principal Trading Group and the Mortgage Department. Mr. Commaroto started his career at Arthur Andersen & Co. where he focused on auditing broker dealers and investment banks. Mr. Commaroto graduated from Union College with a BA in economics and from the University of Rochester an MBA with a concentration in accounting and finance.

Stuart A. Rothstein, 47, is our Chief Financial Officer, Treasurer and Secretary. He is also the Vice President of our Manager, and a member of our Manager’s Investment Committee. Since 2009, Mr. Rothstein has been a partner and the Chief Operating Officer-Real Estate of Apollo Global Management, LLC (NYSE: APO). Since its IPO in September 2009, Mr. Rothstein has been the President, Chief Executive Officer and Chief Financial Officer of Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI), a publicly traded REIT managed by an affiliate of Apollo. Mr. Rothstein will cease serving as Apollo Commercial Real Estate Finance, Inc.’s Chief Financial Officer, Treasurer and Secretary effective April 1, 2013, but will continue to serve as its President and Chief Executive Officer. Mr. Rothstein is responsible for managing the day-to-day operations of the group as well as strategic planning and new business development. Mr. Rothstein has been our Chief Financial Officer since our IPO in July 2011. Prior to joining Apollo in 2009, Mr. Rothstein was a Co-Managing Partner of Four Corners Properties, a privately held REIT. Previously, he served as a Director of KKR Financial Advisors, LLC, overseeing all investments in commercial real estate and a Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. Prior to RBC, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three publicly traded companies—Centerline Holding Company (formerly CharterMac), American Mortgage Acceptance Company and Aegis Realty Inc. Mr. Rothstein began his career at Spieker Properties Inc., an office REIT subsequently acquired by Equity Office Properties, and held various senior finance positions prior to being named Chief Financial Officer in 1999. Mr. Rothstein graduated from the Pennsylvania State University with a BS in Accounting and received an MBA from the Stanford University Graduate School of Business. He is a member of Pennsylvania State University’s Smeal College of Business Real Estate Advisory Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have no employees. We are managed by ARM Manager, LLC, our Manager, pursuant to our Management Agreement. Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager with respect to their cash compensation. Our named executive officers, Messrs. Commaroto and Rothstein, are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. However, under the terms of the Management Agreement, we do reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to Mr. Rothstein, in his role as our Chief Financial Officer, based on the percentage of his time spent managing our affairs in that role. For the year ended December 31, 2012, the amount of Mr. Rothstein’s total compensation allocable to us was $299,476. We do not determine the compensation payable to Mr. Rothstein by our Manager or its affiliates. Our Manager or its affiliates, in their discretion, determine the levels of base salary and cash incentive compensation earned by our executive officers. Our Manager or its affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Say-on-Pay Vote

At our 2012 annual meeting of stockholders, we provided our stockholders with the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers. The Compensation Committee reviewed the results of this advisory “say-on-pay” vote. A substantial majority of our stockholders (98.0%) that voted at the annual meeting of stockholders approved the compensation of our named executive officers as described in our proxy statement for last year’s annual meeting of stockholders.

Say-on-Frequency Vote

At our 2012 annual meeting of stockholders, our stockholders recommended that we hold an advisory stockholder vote on the compensation of our named executive officers annually. In light of this recommendation from our stockholders, as well as other factors, our board of directors has determined that we will hold an annual stockholder advisory vote with respect to the compensation of our named executive officers.

Equity Compensation

The Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement with those of our stockholders, by allowing our Manager and personnel of our Manager and its affiliates to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable our Manager and its affiliates who support our Manager to attract, motivate and retain talented individuals. We have adopted the 2011 Equity Incentive Plan, which provides for the issuance of equity-based awards, including restricted shares of Common Stock, restricted stock units, stock options, phantom shares, dividend equivalents and other awards based on our Common Stock. Restricted shares of Common Stock and other equity awards issued to our independent directors in respect to a portion of their annual director fees are also issued under this plan.

Our board of directors has delegated its administrative responsibilities under the 2011 Equity Incentive Plan to the Compensation Committee. In its capacity as plan administrator, the Compensation Committee has the authority to make awards to our Manager, directors and officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and to determine what form the awards will take and the terms and conditions of the awards.

The Compensation Committee considers our performance as one of the important factors in determining the awards granted under the 2011 Equity Incentive Plan. Accordingly, in evaluating performance for 2012, the Compensation Committee considered the achievement of various measures of Company and individual performance, including the consummation of our public offerings of shares of our Common Stock and preferred stock in April and September 2012, respectively, and our ability to effectively deploy the additional capital we raised, the quality and performance of our investment portfolio, our dividend yield, our ability to develop a broad range of repurchase agreement counterparties and the development and implementation of our financial reporting and asset management infrastructure. In addition, the Compensation Committee considered individual contributions to our activity during 2012 by our executive officers and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. As a result of this review process, the Compensation Committee determined to make the grants set forth under “2012 Equity Grants” below to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, including our named executive officers.

Although the Compensation Committee has not adopted a formal equity incentive compensation program for 2013, our Compensation Committee, in consultation with our Manager and executive officers, has developed various measures of Company performance, including our ability to maintain our book value per share and maintain other measures of our financial performance, to continue to diversify and expand our investment portfolio, to increase our capital base, including through offerings of shares of our Common Stock and other forms of offerings, to continue to develop our accounting and finance infrastructure, including the improving of trading and other systems and processes, as well as the quality of our investor relations. These performance measures have been developed by the Compensation Committee in order to link future awards under the 2011 Equity Incentive Plan and our financial and operating performance by considering the attainment of certain Company performance measures in connection with grants of future awards under the 2011 Equity Incentive Plan. The Compensation Committee intends to review our performance measures annually.

2012 Equity Grants

During 2012, the Compensation Committee approved aggregate awards of 143,244 restricted stock units under the 2011 Equity Incentive Plan to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, including our named executive officers. As reflected in the “Grants of Plan Based Awards for 2012” table below, our named executive officers received an aggregate of 89,059 of these restricted stock units. The restricted stock units granted during 2012 vest in equal annual installments over a period of three years from the date of the original grant of such awards. In addition, the recipients have the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our Common Stock. Following the expiration of the final vesting period, we will deliver shares of non-restricted Common Stock to the recipients. Please see “2011 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a description of restricted stock units.

Restricted Stock Units Granted at IPO

In addition to the grants set forth under “2012 Equity Grants” above, our named executive officers each received a grant of restricted stock units upon the completion of our IPO in July 2011 that vest on a quarterly schedule over a period of three years from date of the original grant. The final vesting period is scheduled for July 1, 2014. Following the expiration of the final vesting period, we will deliver vested shares of Common Stock equal to the number of vested restricted stock units. In addition, the restricted stock units grant the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the prior fiscal year in the ordinary course on a share of our Common Stock. The number of restricted stock units granted was approved prior to our IPO by our then-sole stockholder, Apollo Principal Holdings I, L.P. and our then directors. Please see “2011 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a description of restricted stock units.

Compensation Committee Report

The Compensation Committee evaluates and establishes equity award compensation for our Manager and personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement and administers our 2011 Equity Incentive Plan. The Compensation Committee consults with our Manager when recommending to the board of directors the level of grants under our 2011 Equity Incentive Plan to be payable to our Manager and the personnel of our Manager and its affiliates. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee believes that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Thomas D. Christopoul, Chairperson

Frederick J. Kleisner

Hope S. Taitz

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers in the 2011 and 2012 fiscal years.

Summary Compensation Table

Name and Principal position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(1)	Total ($)
Michael A. Commaroto,	2012	$—	$—	$1,602,293	$—	$1,602,293
President and Chief Executive Officer	2011	$—	$—	$127,400	$—	$127,400
Stuart A. Rothstein,	2012	$135,000	$164,476	$267,056	$—	$566,532
Chief Financial Officer, Treasurer and Secretary	2011	$70,000	$84,438	$13,650	$—	$168,088

(1)	Amounts in the columns entitled “Salary,” “Bonus” and “All Other Compensation” for Mr. Rothstein represent the allocable share of the compensation, including annual base salary and bonus, which is allocable to us based on the percentage of time he spent managing our affairs in his capacity as Chief Financial Officer, which we reimbursed to our Manager.
(2)	Amounts in this column represent the aggregate grant date fair value of awards of restricted stock units computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our Annual Report on Form 10-K for the year ended December 31, 2012 (Note 9, Share–based Payments).

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2012 fiscal year to our named executive officers.

Grants of Plan Based Awards for 2012

	Grant Date	Date of Board of Director Action	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Michael A. Commaroto	November 26, 2012	November 26, 2012	76,336	$1,602,293
Stuart A. Rothstein	November 26, 2012	November 26, 2012	12,723	267,056

(1)	Amounts in this column represent restricted stock unit awards granted in 2012 pursuant to the 2011 Equity Incentive Plan, which vest in accordance with the terms of the applicable award agreements.
(2)	Amounts in this column represent the aggregate grant date fair value of awards granted in 2012 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity-based awards held at the end of the 2012 fiscal year by each named executive officer.

Names	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Michael A. Commaroto	80,420	$1,623,680
Stuart A. Rothstein	13,161	265,721

(1)	Represents restricted stock units granted pursuant to the 2011 Equity Incentive Plan, which vest in accordance with the terms of the applicable award agreements.
(2)	Based on the closing price of our Common Stock on the last business day of the fiscal year ended December 31, 2012—$20.19.

Option Exercises and Stock Vested

No stock options have been granted by the Company to date. The following table summarizes certain information regarding restricted stock unit awards that vested during the 2012 fiscal year with respect to the named executive officers.

	Stock Vested in 2012
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael A. Commaroto	2,333	$44,233
Stuart A. Rothstein	250	4,737

(1)	This represents the number of vested restricted stock units for which the delivery of shares of Common Stock is currently deferred. The restricted stock units, which were granted at the time of our IPO, generally vest on a quarterly schedule over a period of time. Following the expiration of the final vesting period, the Company will deliver shares of non-restricted Common Stock to the applicable named executive officers. Please see “2011 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a more detailed description of the restricted stock units.
(2)	The Value Realized on Vesting column reflects the aggregate value realized with respect to all stock awards that vested in fiscal year 2012. The value realized in connection with each vesting of stock awards is calculated as follows: the number of vested shares underlying a restricted stock unit award multiplied by the closing price of the Company’s Common Stock on the vesting date. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the named executive officer.

Pension Benefits

Our named executive officers received no benefits in the 2012 fiscal year from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of our Manager or its affiliates and therefore we generally have no obligation to pay them any form of compensation upon their termination of employment, except with respect to the restricted stock unit award agreements entered into between such named executive officers and our Company. These agreements provide that any unvested portion of the award shall be immediately and irrevocably forfeited upon a termination of the employment of the named executive officer by the Manager or its affiliates, including a termination of employment due to such officer’s resignation, discharge, death or retirement.

In addition, the 2011 Equity Incentive Plan provides that, in the event of a “change in control” (as such term is defined in our 2011 Equity Incentive Plan), the Compensation Committee shall take any such action as in its discretion it shall consider necessary to maintain each grantee’s rights under the 2011 Equity Incentive Plan (including under grantee’s applicable award agreement) so that such grantee’s rights are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in the number of shares, options or other awards granted, the number and kind of shares or other property to be distributed in respect of any options or rights previously granted under the plan, and the exercise price, purchase price, and performance-based criteria established in connection with any grants (to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), as applicable).

2011 Equity Incentive Plan and Other Matters

We have adopted the 2011 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2011 Equity Incentive Plan is administered by the Compensation Committee. The 2011 Equity Incentive Plan permits the granting of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights, restricted stock units and other equity-based awards.

Administration

The Compensation Committee has full authority to administer and interpret the 2011 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and any joint venture affiliates of ours to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2011 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2011 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2011 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The 2011 Equity Incentive Plan is administered by the Compensation Committee, which consists of three non-employee directors, each of whom is, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director, and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grants be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or if no committee exists, the board of directors.

Available shares

Our 2011 Equity Incentive Plan provides for grants of restricted shares of Common Stock and other equity-based awards up to an aggregate of 5% of the issued and outstanding shares of our Common Stock on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of Common Stock). If an option or other award granted under the 2011 Equity Incentive Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2011 Equity Incentive Plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our stockholders. No award may be granted under our 2011 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our Common Stock.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Restricted Shares of Common Stock. A restricted share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of restricted shares of Common Stock will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unless otherwise stated in the applicable award agreement, a participant granted restricted shares of Common Stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of Common Stock. Although dividends may be paid on restricted shares of Common Stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of restricted shares of Common Stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares, when issued, will reduce the number of shares available for grant under the 2011 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the

Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Stock Units. Restricted stock units represent a promise to pay shares of our Common Stock upon the completion of a service-based vesting period. Dividend equivalents are earned during the vesting period, and paid in the year following the year to which they relate.

Other Share-Based Awards. The 2011 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in control

Upon a change in control (as defined in the 2011 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

Other changes

Our board of directors may amend, alter, suspend or discontinue the 2011 Equity Incentive Plan but cannot take any action that would materially impair the rights of a participant’s existing grants without the participant’s consent unless necessary for compliance with applicable law or legislation or to meet the requirements of any accounting standard or to correct an administrative error. To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would, other than through adjustment as provided in the 2011 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the 2011 Equity Incentive Plan or change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2011 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of AMTG. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and/or written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2012 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

Management Agreement

In connection with our IPO in July 2011, we entered into our Management Agreement with our Manager, which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of our Management Agreement, our Manager is paid a base management fee equal to 1.5% per annum of our stockholders’ equity (as defined in our Management Agreement), calculated and payable (in cash) quarterly in arrears.

The initial term of our Management Agreement expires on July 27, 2014 (the third anniversary of the closing of our IPO), and shall be automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, our Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of the Company’s independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual base management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

For the period ended December 31, 2012, we incurred approximately $6.8 million in management fees. In addition to the management fee, we are also responsible for reimbursing the Manager for certain expenses paid by the Manager on our behalf and for certain services provided by the Manager to us. For the year ended December 31, 2012, we recorded expenses totaling approximately $8.0 million related to reimbursements for amounts paid by the Manager on our behalf. At December 31, 2012, we had a “payable to related party” liability of approximately $2.4 million for management fees incurred but not yet paid to the Manager and approximately $1.9 million for amounts paid by the Manager which were not yet reimbursed by us.

Registration Rights Agreement

We entered into a registration rights agreement with Apollo Principal Holdings I, L.P., Michael Commaroto, Paul Mangione and Keith Rosenbloom, with respect to the Common Stock owned by such entity and individuals purchased in concurrent private placements upon the completion of our IPO in July 2011. Pursuant to the registration rights agreement, we granted to the aforementioned entity and individuals (1) unlimited demand registration rights to have the shares purchased by them in the concurrent private placement registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering. These registration rights with respect to our Common Stock are currently applicable. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and (iv) all of our directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 31,007,535 shares of our Common Stock outstanding as of the Record Date.

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class
Directors and Officers
Michael A. Commaroto(2)(3)	50,000	50,000	*
Stuart A. Rothstein(2)(3)	5,000	5,000	*
Frederick N. Khedouri(2)	10,000	10,000	*
Marc E. Becker	—	—	*
Mark C. Biderman(2)(4)	17,040	17,040	*
Thomas D. Christopoul(2)(4)	12,040	12,040	*
Frederick J. Kleisner(2)(4)	28,640	28,640	*
Justin Stevens	—	—	*
Hope S. Taitz(2)(4)	12,040	12,040	*

All directors and executive officers as a group (9 persons)	134,760	134,760	*

5% or Greater Beneficial Owners
The Vanguard Group, Inc.(5)	1,439,929	1,439,929	5.95%
BlackRock, Inc.(6)	1,436,815	1,436,815	5.94%

*	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and named executive officer is c/o Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each director and named executive officer has sole voting and investment power with respect to these shares.
(3)	Does not include restricted stock units granted under the 2011 Equity Incentive Plan.
(4)	Includes unvested restricted shares of Common Stock granted to our directors pursuant to our 2011 Equity Incentive Plan as follows: (a) Mr. Biderman—9,617 restricted shares of Common Stock; (b) Mr. Christopoul—9,617 restricted shares of Common Stock; (c) Mr. Kleisner—9,617 restricted shares of Common Stock; and (d) Ms. Taitz—9,617 restricted shares of Common Stock.
(5)	Based on the information provided in a Schedule 13G/A filed with the SEC on February 21, 2013, The Vanguard Group, Inc. reported, in its capacity as an investment manager, sole voting power with respect to 33,647 shares of Common Stock beneficially owned by it, shared voting power with respect to 0 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 1,407,682 shares of Common Stock beneficially owned by it and shared dispositive power with respect to 32,247 shares of Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of Common Stock of 5.95%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. The address for the Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(6)

Based on the information provided in a Schedule 13G filed with the SEC on January 30, 2013, BlackRock, Inc. reported sole voting power with respect to 1,436,815 shares of Common Stock beneficially owned by it and sole dispositive power with respect to 1,436,815 shares of Common Stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 5.94%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G. BlackRock, Inc.’s address is 40 East 52nd Street, New York, New York 10022.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2014 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 25, 2013 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2014 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in the Company’s proxy statement and proxy card relating to such meeting (i.e. not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m. Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the 150th day and not later than 5:00 p.m. Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2014 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by November 25, 2013, but in no event earlier than October 26, 2013.

Any such nomination or proposal should be sent to our Secretary at Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019 and, to the extent applicable, must include the information and other materials required by our Bylaws.

DELIVERY AND HOUSEHOLDING OF PROXY MATERIALS

The rules of the SEC permit companies and intermediaries (such as brokerage firms, banks, broker-dealers or other similar organizations) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e. the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Apollo Residential Mortgage, Inc. 9 West 57th Street, 43rd Floor, New York, New York 10019, Attn: Secretary or by calling our investor relations at (212) 515-3200. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO OUR SECRETARY AT APOLLO RESIDENTIAL MORTGAGE, INC., 9 WEST 57TH STREET, 43RD FLOOR, NEW YORK, NEW YORK 10019.

By Order of the Board

Stuart A. Rothstein

Chief Financial Officer, Treasurer and Secretary

New York, New York

March 25, 2013

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY # CONTROL #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxyvote.com/AMTG
Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 6, 2013.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 6, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here

The Board of Directors Recommends a Vote “FOR” the election of each of the nominees listed below and “FOR” Items 2 and 3.

1.	Election of directors:	01 Marc E. Becker 02 Mark C. Biderman 03 Frederick N. Khedouri	04 Justin Stevens 05 Hope S. Taitz	06 Frederick J. Kleisner 07 Thomas D. Christopoul	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Apollo Residential Mortgage, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐ For ☐ Against ☐ Abstain

3.	Approval, on an advisory basis, of the compensation of Apollo Residential Mortgage, Inc.’s named executive officers as described in the 2013 Proxy Statement.	☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, “FOR” ITEMS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Date
Address Change? Mark box, sign, and indicate changes below: ☐
Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

APOLLO RESIDENTIAL MORTGAGE, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 7, 2013

12:00 p.m.

Offices of Clifford Chance US LLP

31 West 52nd St.

New York, New York 10019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be held May 7, 2013. The Proxy Statement and our 2012 Annual Report to Stockholders are available at:

http://www.viewproxy.com/apolloresidentialmortgage/2013/

Apollo Residential Mortgage, Inc. 9 West 57th St., 43rd Floor New York, New York 10019	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 7, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account, if applicable, will be voted as you specify on the reverse side.

If this proxy is executed but no choice is specified, the proxy will be voted “FOR” the election of each of the nominees named in the Proxy Statement and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Michael A. Commaroto and Stuart A. Rothstein, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 7, 2013 at 12:00 p.m. at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, and any postponement or adjournment thereof, to cast on your behalf all votes that you are entitled to cast at the Meeting and to otherwise represent you at the Meeting with all powers possessed by you if personally present at the Meeting. By signing the proxy, you acknowledge receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

See reverse for voting instructions.